PENWEST ANNOUNCES ENDO RECEIPT OF FDA APPROVAL OF PROTOCOL FOR
OXYMORPHONE EXTENDED-RELEASE TABLETS

Danbury, CT, Nov. 22, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that Endo Pharmaceuticals Inc. reported that the U.S. Food and Drug Administration (FDA) has granted final approval of the protocol relating to oxymorphone extended-release tablets (oxymorphone ER) under the FDA’s Special Protocol Assessment (SPA) process. Penwest is jointly developing oxymorphone ER with Endo.

Under the terms of the SPA, Endo will conduct a 12-week, multicenter, double-blinded, placebo-controlled Phase III trial of oxymorphone ER in patients with chronic low back pain who have had no prior or recent treatment with opioid analgesics.

Endo believes that this trial will complement the completed Phase III clinical trial, which it believes the FDA has accepted as demonstrating efficacy in the intended patient population. In Endo’s press release, Endo noted that it believes that it will be in a position to file its complete response to the FDA’s approvable letter for oxymorphone ER in early 2006. Penwest expects that Endo will receive a further action letter from the FDA within six months of Endo’s complete response letter.

Oxymorphone ER is an oral extended-release opioid analgesic intended for the treatment of moderate- to-severe pain in patients requiring continuous, around-the-clock opioid therapy for an extended period of time.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, including the timing of Endo’s submission of a complete response letter to the FDA and the timing and outcome of regulatory approval of oxymorphone ER, which are subject to the timing and outcome of the additional clinical trial referred to above; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, or in the case of pivotal trials such as the trial to be conducted by Endo referred to above, warrant regulatory approval of the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
	(203) 796-3701	(877) 736-9378

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